Exhibit 10.5

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 12, 2021 (the “Agreement Date”), by and among BWSC, LLC, a California limited liability company (the “Buyer”), Natural Merchants, Inc., an Oregon corporation (the “Seller”), and Edward Field, an individual and sole shareholder of the Seller (the “Owner”). Each of the Seller, the Buyer, and the Owner are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller desires to sell, assign, transfer, and deliver to the Buyer, and the Buyer desires to purchase, acquire, and accept from the Seller, the Purchased Assets (defined below) and assume the Assumed Liabilities (defined below), subject to the terms and conditions set forth herein;

WHEREAS, the Buyer is a wholly-owned subsidiary of Winc, Inc., a Delaware corporation (“Winc”), and Winc will have contributed to Buyer immediately prior to the Closing five hundred seventy-one thousand four hundred twenty-eight (571,428) shares of Winc Series F Preferred Stock, par value $0.0001 per share (the “Winc Preferred Shares”);

WHEREAS, all of the issued and outstanding equity interests of the Seller are held beneficially and of record by the Owner and, as an inducement for the Buyer to enter into this Agreement, the Owner has agreed to guarantee the obligations of the Seller hereunder;

WHEREAS, the Owner has been intimately involved with the operations and development of the Seller, such that the Seller has become highly dependent upon the Owner’s reputation in the industry, the Owner’s expertise and skills, the Owner’s knowledge of the industry and of the Seller, and the Owner’s relationships with the Seller’s customers and suppliers, all of which have resulted in the Owner personally acquiring and maintaining substantial goodwill relating to the Business (defined below) that is valuable to the Seller and the Business (defined below) (the “Personal Goodwill”);

WHEREAS, the Owner’s Personal Goodwill is owned by the Owner independently of, and separate and apart from, the Owner’s direct and indirect ownership of equity in the Seller, there being no employment, noncompetition, or other agreements between the Owner and the Seller that would require the Owner to transfer the Personal Goodwill to the Seller; and

WHEREAS, it is a condition to the Buyer’s obligation to purchase the Purchased Assets under this Agreement that the Owner contemporaneously sell to the Buyer the Personal Goodwill pursuant to the Personal Goodwill Sale Agreement (defined below).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01.          Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).

(a)            “Accounting Principles” shall mean the accounting principles, methods and practices used in preparing the Annual Financial Statements.

(b)            “Action” shall mean any civil, criminal, or administrative action, claim, suit, demand, charge, citation, reexamination, opposition, interference, decree, injunction, mediation, hearing, notice of violation, demand letter, litigation, proceeding, labor dispute, arbitral action, governmental or other audit, inquiry, criminal prosecution, investigation, unfair labor practice charge, or complaint.

(c)            “Adjustment Escrow Account” shall have the meaning set forth in Section 2.04.

(d)            “Adjustment Escrow Amount” shall mean one hundred sixty thousand dollars ($160,000).

(e)            “Affiliate” shall mean (i) with respect to any non-natural Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and (ii), with respect to any individual, (A) family members of such individual, by blood, adoption, or marriage, (B) such individual’s spouse or ex-spouse, and (C) any Person that is directly or indirectly under the control of any of the foregoing individuals. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

(f)             “Agreement” shall have the meaning set forth in the preamble to this Agreement.

(g)            “Agreement Date” shall have the meaning set forth in the preamble to this Agreement.

(h)            “Allocation” shall have the meaning set forth in Section 2.03.

(i)             “Annual Financial Statements” has the meaning set forth in Section 3.11(a).

(j)             “Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws applicable to the Seller.

(k)            “Arbitration Firm” shall have the meaning set forth in Section 2.05(c).

(l)             “Assigned Contracts” shall have the meaning set forth in Section 2.01(a).

(m)           “Assumed Liabilities” shall have the meaning set forth in Section 2.02.

(n)            “Basket” shall have the meaning set forth in Section 7.06.

(o)            “Bill of Sale and Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.02(c).

(p)            “Business” shall mean the distribution, marketing, importation, and sale of wine and related products as conducted by the Seller as of the last twelve (12) months immediately prior to the Closing.

(q)            “Business Day” shall mean any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in Los Angeles, California.

(r)             “Buyer” shall have the meaning set forth in the preamble to this Agreement.

(s)            “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.02.

(t)             “Closing” shall have the meaning set forth in Section 6.01.

(u)            “Closing Cash Payment” shall have the meaning set forth in Section 2.04.

(v)            “Closing Date” shall have the meaning set forth in Section 6.01.

(w)           “Closing Date Net Working Capital” shall mean the Net Working Capital as of 11:59 p.m. on the date immediately preceding the Closing Date.

(x)            “Closing Date Statement” shall have the meaning set forth in Section 2.05(b).

(y)            “Code” shall have the meaning set forth in Section 2.03.

(z)            “Confidential Information” shall mean any and all technical, business and other information of, or relating to, the Business or the Purchased Assets that are not generally known to other Persons, whether or not constituting a trade secret, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, know-how, processes, financial data, financial plans, audit plans, lists of actual and potential customers or suppliers, information regarding acquisition and investment plans and strategies, business plans, or operations. Confidential Information includes any such information of Third Parties that Seller is obligated to or does keep or treat as confidential.

(aa)          “Consulting Agreement” shall have the meaning set forth in Section 6.02(c).

(bb)         “Contract” shall have the meaning set forth in Section 2.01(a).

(cc)          “COVID-19” means the diseases caused by SARS-CoV-2 virus or COVID-19, and any evolutions or mutations thereof or related and/or associated epidemics, pandemic or disease outbreaks.

(dd)          “COVID-19 Effect” means any event, condition, state of facts, change, occurrence, circumstance or development related to: (a) the presence, transmission, threat or fear of COVID-19; or (b) any mandatory or advisory restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, remote or telework policy, social distancing, shut down, closure, sequester or other Law issued by any Governmental Body in connection with, or in response to, COVID-19.

(ee)          “Current Assumed Liabilities” shall mean the current Assumed Liabilities of the Seller (consisting solely of the line item current Liabilities specified in the NWC Example), calculated using the methodologies set forth in the NWC Example.

(ff)           “Current Purchased Assets” shall mean the current Purchased Assets of the Seller (consisting solely of the line item current assets specified in the NWC Example), calculated using the methodologies set forth in the NWC Example.

(gg)          “Direct Claim” shall have the meaning set forth in Section 7.04(c).

(hh)          “Disclosure Schedules” shall mean those disclosure schedules being delivered by the Seller on the date hereof and attached hereto as Exhibit A.

(ii)            “Dispute Notice” shall have the meaning set forth Section 2.05(c).

(jj)            “Earn-Out Objection Statement” shall have the meaning set forth in Section 2.06(f).

(kk)          “Earn-Out Statements” shall have the meaning set forth in Section 2.06(d).

(ll)            “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained, or required to be sponsored or maintained, by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (i) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (ii) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code); (iii) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefits, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits; and (iv) each other employee benefit plan, fund, program, agreement, or arrangement.

(mm)       “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., and all other applicable Laws, in each case in effect as of the Agreement Date, relating to (i) pollution or the protection of the environment; (ii) human exposure to any Hazardous Material; (iii) worker health and safety; or (iv) the use, generation, storage, treatment, manufacture, distribution, transportation, processing, handling, disposal, or release of any Hazardous Material, petroleum, petroleum products, petroleum by-products, or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or any chemical, material, or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant, or waste.

(nn)         “Environmental Permits” shall mean any local, state, or federal permit, approval, identification number, certification, license, or other authorization required under, or issued pursuant to, any applicable Environmental Law.

(oo)         “Equitable Exceptions” shall have the meaning set forth in Section 3.02.

(pp)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(qq)         “Escrow Agent” shall have the meaning set forth in Section 2.04.

(rr)           “Escrow Agreement” shall have the meaning set forth in Section 6.02(c).

(ss)          “Escrow Deficit” shall have the meaning set forth in Section 2.05(c)(iv).

(tt)           “Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.05(a).

(uu)         “Estimated Closing Statement” shall have the meaning set forth in Section 2.05(a).

(vv)         “Estimated Purchase Price” shall have the meaning set forth in Section 2.05(a).

(ww)       “Estimated Working Capital Decrease” shall mean the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital.

(xx)          “Estimated Working Capital Increase” shall mean the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital.

(yy)          “Excluded Assets” shall have the meaning set forth in Section 2.01.

(zz)           “Excluded Liabilities” shall have the meaning set forth in Section 2.02.

(aaa)        “Excluded Taxes” shall mean (i) all Taxes with respect to the Purchased Assets and the Business for a taxable period (or portion of a Straddle Period) ending on the Closing Date, and (ii) all Taxes of the Seller (excluding the Buyer’s portion of any Transfer Taxes for which the Buyer is liable in accordance with Section 9.02).

(bbb)       “Expiration Date” shall have the meaning set forth in Section 8.01(e).

(ccc)        “FDA” shall mean the United States Food and Drug Administration.

(ddd)       “Final Purchase Price” shall have the meaning set forth in Section 2.05(c).

(eee)        “Financial Statements” has the meaning set forth in Section 3.11(a).

(fff)          “Fundamental Representations” shall have the meaning set forth in Section 7.01.

(ggg)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(hhh)       “General Survival Date” shall have the meaning set forth in Section 7.01.

(iii)           “Governmental Body” shall mean any: (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(jjj)           “Hazardous Materials” shall mean (i) any chemical, material or substance that is defined as, or included in the definition of, “waste,” “recycled materials,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, (ii) any petroleum or petroleum products, diesel fuel, gasoline, radioactive materials, acids, caustics, asbestos, urea formaldehyde foam insulation, transformers, or other equipment that contain dielectric fluid containing polychlorinated biphenyls, noise, odors, mold and radon gas; or (iii) any chemicals, materials or substances that are regulated by, or controlled pursuant to, any Environmental Laws.

(kkk)        “Indebtedness” shall mean, without duplication and with respect to the Seller, whether or not contingent, all: (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services (other than Current Assumed Liabilities taken into account in the calculation of Net Working Capital), (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (vii) guarantees made by the Seller on behalf of any third party (including the Owner) in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees related to the obligations referred to in the foregoing clauses (i) through (vii).

(lll)           “Indemnification Escrow Account” shall have the meaning set forth in Section 2.04.

(mmm)    “Indemnification Escrow Amount” shall mean one million dollars ($1,000,000.00).

(nnn)       “Indemnified Party” shall mean a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, making a claim for indemnification under Article VII.

(ooo)       “Indemnifying Party” shall mean a Party against whom a claim for indemnification is asserted under Article VII.

(ppp)       “Indemnity Cap” shall have the meaning set forth in Section 7.05.

(qqq)       “Initial Indemnity Release Amount” shall have the meaning set forth in Section 7.08.

(rrr)          “Insurance Policies” shall have the meaning set forth in Section 3.26.

(sss)         “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of, and symbolized by, the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present, and future infringement and any other rights relating to any of the foregoing).

(ttt)           “Interim Balance Sheet” has the meaning set forth in Section 3.11(a).

(uuu)       “Interim Balance Sheet Date” has the meaning set forth in Section 3.11(a).

(vvv)       “Interim Financial Statements” has the meaning set forth in Section 3.11(a).

(www)    “Interim Period” shall have the meaning set forth in Section 5.01.

(xxx)        “IP Assignment Agreement” shall have the meaning set forth in Section 6.02(c).

(yyy)       “Knowledge” shall mean, with respect to the Seller, the actual or constructive knowledge of the Owner and Pilar Meroño Cerdán, after due inquiry.

(zzz)        “Law” shall mean any law, statute, ordinance, regulation, rule, code, notice requirement, court decision, or agency guideline, of any foreign, federal, state, or local Governmental Body.

(aaaa)      “Liabilities” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement of, or by, any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured, determined or undeterminable, on- or off-balance sheet, or otherwise.

(bbbb)     “Lien” shall mean any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title, or other encumbrance of any sort.

(cccc)      “Losses” shall have the meaning set forth in Section 7.02.

(dddd)     “Material Customer” shall have the meaning set forth in Section 3.19.

(eeee)      “Material Supplier” shall have the meaning set forth in Section 3.19.

(ffff)         “Net Working Capital” shall mean an amount (which may be a negative or positive number) in dollars equal to (a) the Current Purchased Assets minus (b) the Current Assumed Liabilities. For the avoidance of doubt, Net Working Capital shall be calculated prior to the application of purchase accounting and without taking into consideration the transactions contemplated by this Agreement.

(gggg)     “Notice of Claim” shall have the meaning set forth in Section 7.04(c).

(hhhh)     “NWC Example” shall mean the Net Working Capital illustration and the principles set forth on Exhibit B, determined according to the Accounting Principles.

(iiii)          “Organizational Documents” shall mean, with respect to a Person, the charter, bylaws, limited liability company agreement, and other organizational documents of such Person, in each case, together with any amendments thereto.

(jjjj)          “Outstanding Claim” shall have the meaning set forth in Section 7.08.

(kkkk)     “Owner” shall have the meaning set forth in the preamble to this Agreement.

(llll)          “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

(mmmm)  “Performance Earn-Out Amounts” shall have the meaning set forth in Section 2.06(b).

(nnnn)     “Permit” shall have the meaning set forth in Section 2.01(d).

(oooo)     “Permitted Liens” shall mean (i) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, (ii) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, and (iii) restrictive covenants, easements, and defects, imperfections or irregularities of title, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto.

(pppp)     “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body, or other entity.

(qqqq)     “Personal Goodwill” shall have the meaning set forth in the recitals to this Agreement.

(rrrr)         “Personal Goodwill Sale Agreement” shall have the meaning set forth in Section 6.02(c).

(ssss)       “Preferred Financing Documents” shall mean, collectively, that certain Winc Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, effective April 6, 2021, that certain Winc Seventh Amended and Restated Voting Agreement, effective April 6, 2021, and that certain Winc Seventh Amended and Restated Investors’ Rights Agreement, effective April 6, 2021.

(tttt)         “Product” shall mean product imported, sold, or delivered by the Seller in connection with the Business.

(uuuu)     “Product Event” shall have the meaning set forth in Section 3.22.

(vvvv)     “Property Taxes” shall have the meaning set forth in Section 9.01.

(wwww)  “Purchase Price” shall have the meaning set forth in Section 2.04.

(xxxx)      “Purchase Price Decrease” shall have the meaning set forth in Section 2.05(c)(iv).

(yyyy)     “Purchase Price Increase” shall have the meaning set forth in Section 2.05(c)(iii).

(zzzz)      “Purchased Assets” shall have the meaning set forth in Section 2.01.

(aaaaa)    “Purchased IP” shall have the meaning set forth in Section 2.01(c).

(bbbbb)          “Regulatory Laws” shall mean the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.; the Federal Alcohol Administration Act, 27 U.S.C. §201 et seq.; the Federal Trade Commission Act, 15 U.S.C. §41 et seq.; the Organic Foods Production Act, 7 U.S.C. §6501-6524, the implementing regulations under the aforementioned statutes, and all other applicable Laws, in each case in effect as of the Agreement Date, relating to the development, testing, manufacturing, importation, distribution, labeling, advertising, or promotion of any Product.

(ccccc)           “Release” shall mean any release, deposit, disposal, or leakage of any Hazardous Material at, into, upon, or under any land, water, or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement, and the like.

(ddddd)         “Restricted Business” shall mean the Business as conducted immediately prior to the Closing.

(eeeee)           “Restricted Transfer” shall have the meaning set forth in Section 5.03.

(fffff)              “Restriction Period” shall have the meaning set forth in Section 5.06(a).

(ggggg)         “Review Period” shall have the meaning set forth in Section 2.05(c).

(hhhhh)         “Sanctioned Person” shall mean any Person that is: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) resident in, or organized under the Laws of, a country or territory that is the subject of comprehensive restrictive Sanctions (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); or (iii) majority-owned or controlled by any of the foregoing.

(iiiii)                “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered, or enforced by: (i) the United States government, including those administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; (ii) the European Union and implemented by its member States; (iii) the United Nations Security Council; or (iv) Her Majesty’s Treasury of the United Kingdom.

(jjjjj)                “Satisfied Amount” shall have the meaning set forth in Section 2.05(c)(iv).

(kkkkk)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(lllll)                “Seller” shall have the meaning set forth in the preamble to this Agreement.

(mmmmm)      “Seller Benefit Plan” shall mean each Employee Benefit Plan sponsored or maintained, or required to be sponsored or maintained, at any time, by the Seller or any of its Affiliates or to which the Seller or any of its Affiliates makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which, the Seller or any of its Affiliates has any Liability or obligation.

(nnnnn)         “Seller Indemnified Parties” shall have the meaning set forth in Section 7.03.

(ooooo)         “Seller Indemnifying Parties” shall have the meaning set forth in Section 7.02.

(ppppp)         “Seller Lease” shall have the meaning set forth in Section 3.25.

(qqqqq)         “Straddle Period” shall mean any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

(rrrrr)              “Tangible Personal Property” shall have the meaning set forth in Section 2.01(b).

(sssss)            “Target Net Working Capital” shall mean one million five hundred ninety thousand three hundred eighty-nine dollars ($1,590,389).

(ttttt)               “Tax” or “Taxes” shall mean any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, escheat, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(uuuuu)          “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vvvvv)         “Termination Fee Agreements” has the meaning set forth in Section 5.07.

(wwwww)     “Third Party” or “Third Parties” shall mean any Person other than the Parties or their respective Affiliates.

(xxxxx)            “Third-party Claim” shall have the meaning set forth in Section 7.04(a).

(yyyyy)          “Total Merchandise Sales” shall mean, for a given period, the gross revenue, net of discounts, allowances, rebates, and returns, in respect of any and all SKUs sold by the Business during such period, whether such SKUs are (i) currently existing on the date hereof, (ii) disclosed on the Product roadmap that is set forth on Section 1.01(1) of the Disclosure Schedules, (iii) sourced/produced in the future from the Business’s suppliers as existing on the date hereof and disclosed on Section 1.01(2) of the Disclosure Schedules or (iv) are sourced/produced in the future from the Business’s future suppliers, so long as, at the time of purchase from any such supplier, (x) neither Buyer nor any of its Affiliates has previously purchased product from such supplier, currently purchases product from such supplier or is not in discussions with such supplier about a supplier arrangement and (y) the product purchased is in the natural, organic and/or biodynamic wine product category.

(zzzzz)            “Total Proceeds” shall have the meaning set forth in Section 2.04.

(aaaaaa)         “Trade Laws” shall mean any applicable Sanctions, export controls, and import Laws applicable to the Seller, including: (i) the United States Export Administration Act and implementing Export Administration Regulations; (ii) the Arms Export Control Act and implementing International Traffic in Arms Regulations; and (iii) the regulations of the United States Customs and Border Protection.

(bbbbbb)       “Transaction Agreements” shall mean the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement, the Consulting Agreement, the Personal Goodwill Sale Agreement, and each other agreement, instrument, and/or certificate contemplated by this Agreement or such other agreements to be executed in connection with the transactions contemplated hereby or thereby.

(cccccc)         “Transfer Taxes” shall have the meaning set forth in Section 9.02.

(dddddd)       “Transferred Permits” shall have the meaning set forth in Section 2.01(d).

(eeeeee)         “TTB” shall mean the United States Alcohol and Tobacco Tax and Trade Bureau and any predecessor or successor agency.

(ffffff)             “Winc” shall have the meaning set forth in the recitals to this Agreement.

(gggggg)       “Winc Preferred Shares” shall have the meaning set forth in the recitals to this Agreement.

(hhhhhh)       “Wire Instructions” shall have the meaning set forth in Section 2.03.

(iiiiii)               “Working Capital Decrease” shall mean the amount, if any, by which the Closing Date Net Working Capital is less than the Target Net Working Capital.

(jjjjjj)               “Working Capital Increase” shall mean the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital.

(kkkkkk)         “2021 Base Amount” shall have the meaning set forth in Section 2.06(a).

(llllll)               “2021 Earn-Out Period” shall mean the period commencing on May 1, 2021 and ending on April 30, 2022.

(mmmmmm)   “2021 Earn-Out Statement” shall have the meaning set forth in Section 2.06(c).

(nnnnnn)       “2021 Natural Merchants Revenue” shall mean the Total Merchandise Sales, calculated in accordance with GAAP, for the 2021 Earn-Out Period.

(oooooo)       “2021 Performance Earn-Out Amount” shall have the meaning set forth in Section 2.06(a).

(pppppp)       “2022 Base Amount” shall have the meaning set forth in Section 2.06(b).

(qqqqqq)       “2022 Earn-Out Period” shall mean the period commencing on May 1, 2022 and ending on April 30, 2023.

(rrrrrr)             “2022 Earn-Out Statement” shall have the meaning set forth in Section 2.06(d).

(ssssss)          “2022 Natural Merchants Revenue” shall mean the Total Merchandise Sales, calculated in accordance with GAAP, for the 2022 Earn-Out Period.

(tttttt)             “2022 Performance Earn-Out Amount” shall have the meaning set forth in Section 2.06(b).

Article II
ASSIGNMENT AND TRANSFER AND CONSIDERATION

Section 2.01.         Assignment of the Purchased Assets to the Buyer. Upon the terms and subject to the conditions set forth herein, the Seller shall sell, assign, transfer, and deliver, and the Buyer shall purchase, acquire, and accept from the Seller, all of the Seller’s right, title, and interest in and to the assets, properties, and rights of every kind and nature, whether tangible or intangible (including goodwill) which relate to, or are used or held for use in connection with, the Business, free and clear of any Liens, but excluding the Excluded Assets. All of the foregoing (other than the Excluded Assets) are collectively referred to in this Agreement as the “Purchased Assets.” Other than the Purchased Assets, the Buyer shall not purchase or acquire any other assets of the Seller (collectively, the “Excluded Assets”). A list of Excluded Assets shall be set forth on Section 2.01 of the Disclosure Schedules. Without limiting the foregoing, the Purchased Assets also include, without limitation, all right, title, and interest of the Seller in and to all of the following:

(a)           all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases, and other instruments or obligations of any kind, whether oral or written, and including any amendments and other modifications thereto (each, a “Contract”) of the Seller and/or the Business set forth on Section 2.01(a) of the Disclosure Schedules (each, an “Assigned Contract” and, collectively, the “Assigned Contracts”);

(b)          all furniture, fixtures, office equipment, supplies, computers, telephones, and other tangible personal property, if any, set forth on Section 2.01(b) of the Disclosure Schedules (the “Tangible Personal Property”), together with all express or implied warranties by the manufacturers of each item of Tangible Personal Property, and all maintenance records and other documents, if any, relating thereto;

(c)          all Intellectual Property set forth on Section 2.01(c) of the Disclosure Schedules (the “Purchased IP”), including any Intellectual Property in development by Seller, used or intended for use in connection with any of the Business and/or the Purchased Assets and all variations thereof or uses of the same, and all trademark registrations and applications therefor, and the related goodwill;

(d)          all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained from Governmental Bodies regulating or otherwise having jurisdiction over beverage alcohol products used in the Business (each, a “Permit”) listed on Section 2.01(d) of the Disclosure Schedules (collectively, the “Transferred Permits”); and

(e)          all inventory set forth on Section 2.01(e) of the Disclosure Schedules.

Section 2.02.        Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Buyer shall assume and agree to pay, perform, and discharge only (a) the Liabilities of the Seller arising from the Assigned Contracts, except to the extent that such obligations (i) are required to be performed on or prior to the Closing Date; (ii) are not disclosed on the face of such Assigned Contract; or (iii) accrue and relate to the operation of the Business prior to the Closing Date and (b) all trade accounts payable of the Seller (consisting solely of the line item accounts payable specified in the NWC Example) that remain unpaid, are not delinquent as of the Closing Date, and are reflected on the Interim Balance Sheet (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, the Buyer shall not assume any Liabilities of the Seller of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”).

Section 2.03.        Allocation of the Purchase Price. The Purchase Price, the Winc Preferred Shares, and Assumed Liabilities (and other relevant items for U.S. federal income Tax purposes) shall be allocated following the Closing according to the principles set forth on Section 2.03 of the Disclosure Schedules and shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Section 1060 of the Code and the Treasury Regulations thereunder, and any adjustments to the Purchase Price shall be allocated in a manner consistent thereto (the “Allocation”). The Buyer shall deliver a proposed Allocation to the Seller within ninety (90) days of the Closing Date, and the Seller shall notify the Buyer of any objections within thirty (30) days of receiving such proposed Allocation. If no such objections are received, the Buyer’s proposed Allocation shall be considered final. If the Buyer and the Seller are unable to resolve any dispute with respect to the Allocation within fifteen (15) days of the Seller’s objection, such dispute shall be resolved by the Arbitration Firm in accordance with the principles of Section 2.05(c). The Buyer and the Seller each agree to file (and cause their Affiliates to file) their respective Tax Returns, reports, and forms (including IRS Form 8594) in a manner consistent with the Allocation as finalized hereunder.

Section 2.04.        Payment of Purchase Price. The aggregate consideration for the Purchased Assets shall be four million four hundred fifty seven thousand dollars ($4,457,000.00), subject to adjustment in accordance with Section 2.05 (as adjusted, the “Purchase Price”), plus the Winc Preferred Shares, plus the assumption of the Assumed Liabilities, plus the Performance Earn-Out Amounts, if any. The sum of the Purchase Price and the Performance Earn-Out Amounts (if any) is referred to herein as the “Total Proceeds.” The Buyer shall pay, or cause to be paid, the following amounts at the Closing, in each case by wire transfer of immediately available funds: (a) the Estimated Purchase Price less the Escrow Amount (the “Closing Cash Payment”), to the Seller in accordance with the wire transfer instructions set forth in Section 2.04 of the Disclosure Schedules (the “Wire Instructions”) and (b) an amount equal to the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount (collectively, the “Escrow Amount”) to City National Bank (the “Escrow Agent”), to the accounts (the “Adjustment Escrow Account” and the “Indemnification Escrow Account”) designated by the Escrow Agent in writing to the Buyer at least three (3) Business Days prior to the Closing, which Adjustment Escrow Amount and Indemnification Escrow Amount shall be held in separate accounts by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

Section 2.05.        Purchase Price Adjustment.

(a)          Estimated Closing Statement. Not less than two (2) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”), certified in writing by an executive officer of the Seller, setting forth, in reasonable detail, (i) the Seller’s good faith calculation, together with reasonably detailed supporting documentation, of the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the components thereof; (ii) the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be; and (iii) the resulting calculation of the Purchase Price (the resulting amount, the “Estimated Purchase Price”), in each case calculated pursuant to the Accounting Principles. The Seller and the Owner, during the period from the delivery of the Estimated Closing Statement through the Closing Date, shall, and shall cause their respective managers, officers, employees, accountants, and other relevant advisors to, provide the Buyer (and its auditors, advisors, counsel, and other representatives) reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), personnel, and facilities of the Seller in order to complete their review of the Estimated Closing Statement and the calculations set forth therein, and the Seller shall consider in good faith any comments made by the Buyer to the Estimated Closing Statement. The Buyer’s failure to make any comment regarding, or to dispute any amount included in, the Estimated Closing Statement shall not limit, or have any effect on, the Buyer’s rights pursuant to Section 2.05(b) to conduct a review of the Estimated Closing Date Net Working Capital, the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be, and the resulting calculation of the Purchase Price. The Seller and the Owner shall cooperate with the Buyer’s review of the Estimated Closing Statement and the Buyer and the Seller shall negotiate in good faith prior to the Closing to resolve any reasonable objection the Buyer may have to the estimates or calculations contained therein.

(b)          Closing Date Statement; Access. Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Date Statement”) setting forth, in reasonable detail, the Buyer’s good faith calculation, together with reasonably supporting documentation, of (i) the Closing Date Net Working Capital; (ii) the Working Capital Increase or the Working Capital Decrease, as the case may be; and (iii) the resulting calculation of the Purchase Price, in each case calculated pursuant to the Accounting Principles. During the thirty (30) days immediately following the Seller’s receipt of the Closing Date Statement, the Buyer shall, and shall cause its directors, officers, employees, accountants, and other relevant advisors to, provide the Seller (and its auditors, advisors, counsel, and other representatives) reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), and personnel of the Buyer relevant to Seller’s review of the Closing Date Statement and the calculations set forth therein.

(c)             Dispute.

(i)            If the Seller objects to the Buyer’s calculation of the Closing Date Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, or the resulting calculation of the Purchase Price, as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Seller of the Closing Date Statement (the “Review Period”), the Seller shall deliver to the Buyer a written notice (a “Dispute Notice”) describing, in reasonable detail, the Seller’s objections to the Buyer’s calculation of the amounts set forth in the Closing Date Statement and containing a statement setting forth the calculation of the Closing Date Net Working Capital, the Working Capital Increase or Working Capital Decrease, as the case may be, and the resulting calculation of the Purchase Price, in each case, determined by the Seller to be correct and calculated pursuant to the Accounting Principles. If the Seller does not deliver a Dispute Notice to the Buyer during the Review Period, then the Buyer’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.

(ii)           If the Seller delivers a Dispute Notice, and if the Buyer and the Seller are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within fifteen (15) days after such Dispute Notice is delivered to the Buyer, then the Seller and the Buyer shall jointly engage the firm of Grant Thornton LLP (the “Arbitration Firm”) to resolve such dispute. Within five (5) days after the Arbitration Firm is appointed, the Buyer shall forward a copy of the Closing Date Statement to the Arbitration Firm, and the Seller shall forward a copy of the Dispute Notice to the Arbitration Firm, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement and the Arbitration Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Arbitration Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Seller or the Buyer or less than the smallest value for such item claimed by the Seller or the Buyer and shall be limited to the selection of either the Seller’s or the Buyer’s position on a disputed item (or a position in between the positions of the Seller and the Buyer) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the Accounting Principles and the provisions of this Agreement concerning the determination of the amounts set forth in the Closing Date Statement. The Arbitration Firm shall deliver to the Seller and the Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration Firm by the Seller and the Buyer) of the disputed items submitted to the Arbitration Firm within thirty (30) days of receipt of such disputed items. The determination by the Arbitration Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the Parties, absent manifest error. The Arbitration Firm shall act as an expert and not an arbitrator. The fees and expenses of the Arbitration Firm for such determination shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to one thousand dollars ($1,000.00) and the Arbitration Firm awards six hundred dollars ($600.00) in favor of the Seller’s position, sixty percent (60%) of the costs and expenses of the Arbitration Firm would be borne by the Buyer and forty percent (40%) would be borne by the Seller. The Purchase Price, as finally determined pursuant to this Section 2.05(c), shall be referred to herein as the “Final Purchase Price.”

(iii)          If the Final Purchase Price exceeds the Estimated Purchase Price (the amount of any such excess, the “Purchase Price Increase”), then the Buyer shall, within five (5) Business Days following the final determination of the Final Purchase Price, pay the Seller the Purchase Price Increase, by wire transfer of immediately available funds in accordance with the Wire Instructions and the Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Seller all amounts then held in the Adjustment Escrow Account in accordance with the Escrow Agreement, in each case by wire transfer of immediately available funds in accordance with the Wire Instructions.

(iv)          If the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Purchase Price Decrease”), then the Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Buyer from the Adjustment Escrow Account an amount equal to the Purchase Price Decrease, and (x) if the Adjustment Escrow Amount exceeds the Purchase Price Decrease, the Buyer and the Seller shall also jointly instruct the Escrow Agent to release to the Seller the remaining balance in the Adjustment Escrow Account (after giving effect to the payment to the Buyer of the Purchase Price Decrease), or (y) if the Purchase Price Decrease exceeds the Adjustment Escrow Amount (the amount of such excess, an “Escrow Deficit”), then the Seller shall pay to the Buyer, within five (5) Business Days following the final determination of the Final Purchase Price, an amount equal to such Escrow Deficit, provided, that, the Buyer, at its sole discretion, may elect to have all or a portion of the Escrow Deficit satisfied from the Indemnification Escrow Amount, and if the Buyer so elects, the Buyer and the Seller shall jointly instruct the Escrow Agent to release from the Indemnification Escrow Account all or a portion of such Escrow Deficit to the Buyer (the amount of Escrow Deficit satisfied from the Indemnification Escrow Amount, the “Satisfied Amount”), all such payments contemplated by this Section 2.05(c)(iv) to be made to the Buyer shall be made by wire transfer of immediately available funds to the account designated by the Buyer; provided, that, in the event that the Buyer elects to have all or a portion of the Escrow Deficit satisfied from the Indemnification Escrow Amount, the Seller shall, within five (5) Business Days of the payment to Buyer from the Indemnification Escrow Account, pay to the Escrow Agent for deposit into the Indemnification Escrow Account an amount equal to the Satisfied Amount, by wire transfer of immediately available funds.

(v)           If the Estimated Purchase Price equals the Final Purchase Price, then within five (5) Business Days following the final determination of the Final Purchase Price, the Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Seller from the Adjustment Escrow Account an amount equal to the Adjustment Escrow Amount in accordance with the Escrow Agreement, by wire transfer of immediately available funds in accordance with the Wire Instructions.

Section 2.06.          Performance Earn-Outs.

(a)            2021 Performance Earn-Out. Subject to the terms and conditions set forth in this Section 2.06, as additional consideration for the transactions contemplated by this Agreement, the Seller shall be entitled to receive an amount (the “2021 Performance Earn-Out Amount”) calculated as follows: if the 2021 Natural Merchants Revenue is equal to, or greater than, six million seven hundred thousand dollars ($6,700,000.00) (the “2021 Base Amount”), then the 2021 Performance Earn-Out Amount shall be equal to the sum of (i) one million dollars ($1,000,000.00) and (ii) the product of (A) one million dollars ($1,000,000.00) and (B) the quotient of (x) the difference between the 2021 Natural Merchants Revenue and the 2021 Base Amount and (y) three million three hundred thousand dollars ($3,300,000.00); provided, that, in no event shall the 2021 Performance Earn-Out Amount exceed two million dollars ($2,000,000.00).

(b)            2022 Performance Earn-Out. Subject to the terms and conditions set forth in this Section 2.06, as additional consideration for the transactions contemplated by this Agreement, the Seller shall be entitled to receive an amount (the “2022 Performance Earn-Out Amount” and, together with the 2021 Performance Earn-Out Amount, the “Performance Earn-Out Amounts” and each, a “Performance Earn-Out Amount”) calculated as follows: if the 2022 Natural Merchants Revenue is equal to, or greater than, the 2021 Base Amount, then the 2022 Performance Earn-Out Amount shall be equal to the sum of (i) one million dollars ($1,000,000.00) and (ii) only if 2022 Natural Merchants Revenue equals or exceeds ten million dollars ($10,000,000.00) (the “2022 Base Amount”), the product of (A) one million dollars ($1,000,000.00) and (B) the quotient of (x) the difference between the 2022 Natural Merchants Revenue and the 2022 Base Amount and (y) four million dollars ($4,000,000.00); provided, that, (x) if 2022 Natural Merchants Revenue does not equal or exceed the 2022 Base Amount, the amount calculated pursuant to Section 2.06(b)(ii) shall be deemed to be zero (0) and (y) in no event shall the 2022 Performance Earn-Out Amount exceed two million dollars ($2,000,000.00).

(c)            Within thirty (30) days following the end of the 2021 Earn-Out Period, the Buyer shall (i) prepare a statement (the “2021 Earn-Out Statement”), signed by an officer of the Buyer, setting forth the Buyer’s calculations of 2021 Natural Merchants Revenue and the 2021 Performance Earn-Out Amount, together with reasonably detailed supporting documentation. The 2021 Earn-Out Statement and all amounts, determinations and calculations contained therein shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement.

(d)            Within thirty (30) days after the end of the 2022 Earn-Out Period, the Buyer shall (i) prepare a statement (the “2022 Earn-Out Statement” and, together with the 2021 Earn-Out Statement, the “Earn-Out Statements” and each, an “Earn-out Statement”), signed by an officer of the Buyer, setting forth the Buyer’s calculations of 2022 Natural Merchants Revenue and the 2022 Performance Earn-Out Amount, together with reasonably detailed supporting documentation. The 2022 Earn-Out Statement and all amounts, determinations, and calculations contained therein shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement.

(e)            Following delivery of an Earn-Out Statement until the final resolution of the calculations set forth on such Earn-Out Statement, the Buyer shall provide the Seller, during normal business hours and upon reasonably advanced notice, reasonable access on a confidential basis to the books, work papers, and other supporting data of the Buyer solely for purposes of the Seller’s review of the calculations set forth in such Earn-Out Statement; provided, that, such access shall not unreasonably interfere with the operation of the business of Buyer, and such access shall be subject to any confidentiality obligations of Buyer and applicable Law.

(f)             Following delivery of an Earn-Out Statement, the Seller shall have thirty (30) days to review such Earn-Out Statement. If the Seller has any objections to such Earn-Out Statement or any calculations set forth therein, the Seller shall deliver to the Buyer on or prior to the end of such thirty (30)-day period a written statement setting forth its objections thereto (with reasonable details regarding the nature and amount of each of its objections along with any calculations and supporting documents related to such objections) (each, an “Earn-Out Objection Statement”). In the event the Seller delivers an Earn-Out Objections Statement, for a thirty (30)-day period following such delivery, the Buyer and the Seller shall seek to resolve in good faith any differences that they may have with respect to any matter specified in such Earn-Out Objections Statement. If, following such thirty (30)-day period, the Seller and Buyer do not agree in writing to a resolution of any differences related to the Earn-Out Objections Statement, then determination of the remaining items in dispute shall be submitted to the Arbitration Firm. The Arbitration Firm will be directed to review such items in accordance with the dispute resolution procedures set forth in Section 2.05(c)(ii) as if they applied to the resolution of such objections mutatis mutandis. The resolution of the dispute by the Arbitration Firm will be final and binding on the Parties, absent manifest error. The fees and expenses of the Arbitration Firm shall be borne as specified in the procedures set forth in Section 2.05(c)(ii) of the Agreement as if they applied to the resolution of the objections pursuant to this Section 2.06 mutatis mutandis. If an Earn-Out Objections Statement is not delivered by the Seller within thirty (30) days after delivery by the Buyer of such Earn-Out Statement to the Seller, such Earn-Out Statement shall be final, binding, and non-appealable.

(g)            In the event that a Performance Earn-Out Amount becomes payable to the Seller pursuant to this Section 2.06, then the Buyer shall make (or cause to be made) such payment by wire transfer of immediately available funds within five (5) Business Days after such amount has been finally determined in accordance with this Section 2.06 to the Seller. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, in all events the 2021 Performance Earn-Out Amount, if any, will be paid during the 2022 calendar year and the 2022 Performance Earn-out Amount, if any, will be paid during the 2023 calendar year.

(h)            The Buyer shall have the right to operate the Business in the manner it deems appropriate after the Closing; provided, that, during the period from the Closing through and including the last day of the 2022 Earn-Out Period, the Buyer (i) will operate the Buyer in good faith in the ordinary course of business, (ii) will not take any action for the purpose of eliminating or reducing the payment of all or any portion of the Performance Earn-Out Amounts, it being understood that Buyer or Buyer’s Affiliates decisions made in good faith regarding future potential suppliers of the Business or the business of Buyer or Buyer’s Affiliates’ shall be deemed not to contravene this Section 2.06(h)(ii) and (iii) will maintain independent financial records for the Business separately from the consolidated records of the Buyer and its Affiliates for purposes of making the calculations used to determine the Performance Earn-Out Amounts; provided, further, that no actions taken by, or with the prior consent of, the Seller and/or the Owner following the Closing Date, shall be considered a breach of any of Buyer’s performance obligations set forth in this Section 2.06(h).

(i)            The Parties understand and agree that (i) the contingent rights to receive all or any portion of the Performance Earn-Out Amounts shall not be represented by any form of certificate or other instrument, are not assignable or otherwise transferable, except by operation of applicable Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer, (ii) the Seller shall not have any rights as a securityholder of the Buyer as a result of the Seller’s contingent right to receive the Performance Earn-Out Amounts, and (iii) no interest is payable with respect to all or any portion of the Performance Earn-Out Amounts.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNER

Except as set forth in the Disclosure Schedules, each of the Seller and the Owner, jointly and severally, represents and warrants to the Buyer, as of the Agreement Date and as of the Closing Date, or, if expressly made as of a specified date, as of such specified date, as follows:

Section 3.01.         Organization; Good Standing. The Seller is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Oregon and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Business requires such qualification.

Section 3.02.         Power and Authority. The Seller has all requisite right, power, and authority to execute, deliver, and perform this Agreement and the Transaction Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Agreements by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly approved by the Seller, and no further action is required on the part of the Seller to authorize this Agreement, any Transaction Agreement to which it is a party, or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Agreements will be, duly and validly executed and delivered by the Seller and, assuming the due and valid authorization, execution, and delivery of this Agreement by the other Parties, and of each such Transaction Agreement by the other parties thereto, constitutes, or will constitute, a valid and binding obligation of the Seller, enforceable against it in accordance with its terms and conditions, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “Equitable Exceptions”).

Section 3.03.         Title to, and Sufficiency of, the Purchased Assets.

(a)           The Seller has, and shall convey to the Buyer at the Closing, good, valid, transferable, and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)           The Purchased Assets constitute all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) necessary and sufficient to permit the Buyer to conduct the Business, after the Closing, in accordance with the Seller’s past practices and as presently conducted, and planned to be conducted, by the Seller.

Section 3.04.         Consents. Except as set forth in Section 3.04 of the Disclosure Schedules, the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Body or Third Party, including a party to any Contract with the Seller, in connection with the execution, delivery, and performance by the Seller of this Agreement or any of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.05.         No Conflicts. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution and delivery by the Seller of this Agreement and each of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a payment obligation, a right of termination, cancellation, modification, or acceleration of any obligation, or loss of any benefit, under: (a) any provision of the Organizational Documents of the Seller; (b) any Contract to which the Seller is party, including, without limitation, any Assigned Contract; (c) any Law or order applicable to the Seller or any of the Purchased Assets; or (d) result in the creation of any Lien (other than Permitted Liens) on any Purchased Asset.

Section 3.06.         Condition of Assets; Inventory.

(a)           The items of Tangible Personal Property are in good condition, have been operated and maintained in accordance with industry standards, and are reasonably adequate for the uses to which they are currently being put and no such item of Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)           Seller’s inventory: (i) was acquired and is sufficient for the operation of the Business in the ordinary course consistent with past practice and (ii) is of a quality and quantity usable or saleable in the ordinary course of business.

Section 3.07.         Intellectual Property and Privacy.

(a)           Section 3.07(a) of the Disclosure Schedules lists all Purchased IP, including whether or not the Purchased IP is owned by Seller and, if not, the nature of the Seller’s license to such Purchased IP (e.g., exclusive or non-exclusive, fee structure, duration, and territory). For all registered Intellectual Property, including applications thereto, Section 3.07(a) of the Disclosure Schedules shall specify as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the registration and application serial number; the issue, registration, or filing date; and the current status.

(b)           The Seller owns or has adequate, valid, and enforceable rights to use all of the Purchased IP, free and clear of all Liens, other than Permitted Liens, and is not bound by any Law or other obligation materially restricting the Seller’s use of the Purchased IP.

(c)           All required filings and fees related to the Seller’s registrations of Intellectual Property have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all such registrations are otherwise in good standing.

(d)           The Seller is not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Purchased IP or restricting the licensing thereof to any Person.

(e)           The conduct of the Business has not and does not infringe, violate, dilute, or misappropriate the Intellectual Property rights of any Person and there are no claims pending or, to the Knowledge of the Seller, threatened by any Person with respect to the ownership, validity, enforceability, effectiveness, or use of the Purchased IP.

(f)            To the Knowledge of the Seller, no Person is infringing, misappropriating, diluting, or otherwise violating any of the Purchased IP, and neither the Seller nor any Affiliate thereof has made or asserted any claim, demand, or notice against any Person alleging any such infringement, misappropriation, dilution, or other violation.

(g)           All personnel, including employees, agents, consultants, and contractors, who have contributed to, or participated in, the conception or development, or both, of the Purchased IP have executed valid and enforceable written instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller effective ownership of the rights, title, and interest in and to such Intellectual Property.

(h)           No royalties, commissions, fees or other payments are or will become payable by the Buyer to any Person by reason of the exploitation of any Purchased Asset by the Buyer or the execution and delivery of this Agreement or any Transaction Agreement.

(i)            The Purchased IP constitutes all the Intellectual Property owned by the Seller that is used by the Seller to conduct the Business as currently conducted and proposed to be conducted.

(j)            The Purchased IP is sufficient to conduct the Business as currently conducted and proposed to be conducted.

(k)           The Seller’s information technology systems are sufficient for, and operate and perform as required in connection with, the operation of the Business, and the Seller has implemented commercially reasonable measures with respect to data and information technology security, backup, and intrusion detection and prevention.

(l)            The Seller has not sold, licensed, rented or otherwise made available to Third Parties any personal information submitted by individuals in connection with the Business or otherwise and is in compliance with all applicable privacy Laws.

(m)          The Seller’s past and present collection, use, retention, and dissemination of personal information is, and has been in the past, in compliance in all material respects with the terms of all Contracts to which the Seller is a party.

(n)           The Seller has implemented commercially reasonable policies, programs, and procedures (including administrative, technical, and physical safeguards): (i) to protect against unauthorized access, use, modification, and disclosure of and to protect the confidentiality, integrity, and security of, personal information and proprietary information in the Seller’s possession, custody, or control; and (ii) as required in all material respects to comply with applicable Law.

(o)           The Seller has not been subject to any material unauthorized access to (or access in excess of authorization) the Seller’s information technology systems, or unauthorized use, disclosure, or other processing of personal information, and has not received any and is not aware of any basis for claims, notices, or complaints regarding the Seller’s information security practices or the disclosure, retention, or misuse of any personal information, and, to Seller’s Knowledge, there has been no data security breaches that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Law.

(p)           At the Closing, the Buyer will continue to have the right to use personal information collected or obtained by or on behalf of Seller, on terms and conditions identical to those on which the Seller had the right to use such personal information immediately prior to the Closing.

Section 3.08.         Contracts.

(a)            Section 3.08 of the Disclosure Schedules lists a true, correct, and complete list, organized by subsection for each of the following categories, of all Contracts (i) that relate to the Business, (ii) to which the Seller is a party, or (iii) by which the Seller is bound:

(i)            any Contract for the performance of services or supply of products by the Seller or, to the extent related to the Business, any of its Affiliates or which involved, or is reasonably expected to involve, consideration to the Seller in excess of ten thousand dollars ($10,000.00) during each of the year ended December 31, 2020 and the year ending December 31, 2021;

(ii)           any Contract for the purchase of materials, supplies, products, Intellectual Property, equipment, or services, or the use thereof, which involved, or is reasonably expected to involve, payments by the Seller or, to the extent related to the Business, any of its Affiliates, in excess of ten thousand dollars ($10,000.00) during each of the year ended December 31, 2020 and the year ending December 31, 2021;

(iii)          any Contract pursuant to which the Seller sells, distributes, or markets its Products or pursuant to which the Seller authorizes any Third Party to sell, distribute or market its Products;

(iv)          any Contract with any Material Customer;

(v)           any Contract with any Material Supplier;

(vi)          any sales representative, sales and marketing, franchise, distributorship, advertising, or similar Contract;

(vii)         any non-disclosure or non-solicitation Contract containing confidentiality provisions binding the Seller or non-solicitation provisions binding the Seller;

(viii)        any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets, or business of any Person involving the Seller or, to the extent related to the Business, any of its Affiliates or pursuant to which the Seller has any Liability, contingent or otherwise;

(ix)          any joint venture or partnership Contract;

(x)           any Contract for the employment or engagement of any officer, individual employee, or other Person on a regular full-time, regular part-time, or consulting basis or relating to severance, retention, or change-in-control payments for any such Person;

(xi)          any Contract relating to staffing companies, temporary employment agencies, or similar companies that provide services to the Seller;

(xii)         any Contract pursuant to which any non-equity holder employee or any other Person will receive a portion of the Total Proceeds or any similar payment in connection with the consummation of the transactions contemplated hereby;

(xiii)        any Contract relating to Indebtedness or placing a Lien on any of the Purchased Assets;

(xiv)        any Contract of guarantee, credit support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities, obligations, or Indebtedness of any other Person, excluding indemnification provisions entered into by the Seller in the ordinary course of business with its suppliers, distributors, customers, employees and contractors;

(xv)         any lease Contract under which the Seller is lessor or lessee of any personal property;

(xvi)        any Contract containing a non-competition, exclusivity, most-favored nation pricing, or similar provision restricting the business activities of the Seller or which prohibit the Seller from soliciting customers or vendors, or any other business, anywhere in the world;

(xvii)       any Contract (A) under which (x) a Third Party grants the Seller any license or other right under any Intellectual Property (excluding any license for commercially available off-the-shelf software licensed for a one-time fee and that have annual fees of two thousand five hundred dollars ($2,500.00) or less) or (y) the Seller grants a Third Party any license or other right under any material Intellectual Property (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (B) otherwise relating to the development, ownership, registration, use, or enforcement of any Intellectual Property.

(xviii)      any Contract or commitment for capital expenditures or the acquisition or construction of fixed assets in excess of ten thousand dollars ($10,000.00);

(xix)         any power of attorney granted by the Seller to any Person; and

(xx)          each Assigned Contract.

(b)            The Seller has made available to the Buyer true, complete and correct copies of each Contract. Each Assigned Contract is valid and binding on the Seller in accordance with its terms and is in full force and effect, enforceable in accordance with its terms, subject to the Equitable Exceptions. None of the Seller, to the extent related to the Business, any of Seller’s Affiliates, or, to the Knowledge of the Seller, any other party thereto is in material breach of, or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to the Knowledge of the Seller, threatened under any Assigned Contract.

Section 3.09.         Permits. The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits, as of the Agreement Date and as of the Closing Date, have been paid in full. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Transferred Permit.

Section 3.10.         Environmental.

(a)            Section 3.10(a) of the Disclosure Schedules sets forth all material Environmental Permits and operating certifications held in connection with the Business and the Seller’s ownership of the Purchased Assets.

(b)            The Seller has been and continues to be: (i) in compliance with all applicable Environmental Laws relating to the ownership of the Purchased Assets and the operation of the Business and (ii) has obtained, and is in compliance with, all material Environmental Permits and operating certifications required to be held in connection with the operation of the Business and/or the Seller’s ownership of the Purchased Assets.

(c)            There is no Action pending or, to the Knowledge of the Seller, threatened against the Seller, in respect of any violation of applicable Environmental Laws or with respect to any operating certifications held by the Seller involving or relating, in any manner, to the Purchased Assets or the operation of the Business.

(d)            The Seller has not treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or otherwise Released or contracted with any Person to treat, store, dispose of, arrange for, or permit the disposal of, transport, handle, or otherwise Release any Hazardous Material, during the operation of the Business in any manner that could give rise to any Liability under Environmental Laws or any obligation to take remedial action.

(e)            The Seller has not assumed, undertaken, provided indemnity with respect to, or otherwise become subject to any Liability, including any obligation for remedial action, of any other Person relating to any Environmental Law with respect to the Purchased Assets or the operation of the Business.

(f)             The Seller has provided to the Buyer true, correct, and complete copies of all material reports, assessments, agreements, notices, audits, investigations, and studies in the possession, custody, or control of the Seller concerning: (i) the Seller’s actual, alleged, or potential non-compliance with any Environmental Laws with respect to the Purchased Assets or the operation of the Business or (ii) any material Liability of the Seller under Environmental Laws with respect to the Purchased Assets or the operation of the Business.

Section 3.11.          Financial Statements.

(a)            Section 3.11(a) of the Disclosure Schedules sets forth true, correct, and complete copies of the following financial statements: (i) the unaudited balance sheet of the Seller, as of December 31, 2020, and the related statements of income and cash flows for the period then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Seller (the “Interim Balance Sheet”), as of March 31, 2021 (the “Interim Balance Sheet Date”) and the related statements of income and cash flows of the Seller for the three (3)-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)            The Financial Statements: (i) have been prepared in accordance with the books and records of the Seller and consistent with the Seller’s past practices and (ii) present fairly the financial condition and results of operations of the Seller, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end adjustments and any other adjustments expressly described therein that are not, individually or in the aggregate, material).

(c)            Section 3.11(c) sets forth each item of Indebtedness of the Seller, including, with respect to each such item, the holder thereof and the outstanding amount thereof as of the Agreement Date.

Section 3.12.         Undisclosed Liabilities. Except as set forth on Section 3.12 of the Disclosure Schedules, there are no Liabilities of the Business of any kind whatsoever and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in such a Liability, except such Liabilities: (i) that are fully reflected or provided for in the Financial Statements or (ii) that have arisen in the ordinary course of business, consistent with past practice, since the Interim Balance Sheet Date (none of which is a Liability resulting from noncompliance with any applicable Law, breach of Contract, breach of warranty, tort, infringement, misappropriation, or dilution).

Section 3.13.        Receivables. Section 3.13 of the Disclosure Schedules sets forth a true, correct, and complete aging report of all gross accounts receivable of the Business as of the Interim Balance Sheet Date. All accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising after the date thereof: (a) are valid, existing, and collectible, without resort to legal proceedings or collection agencies; (b) represent monies due for goods sold and delivered or services rendered, in each case, in the ordinary course of business; and (c) are current and will be collected in full when due, except for nominal credits or allowances arising from promotions, samples, and trade discounts provided in the ordinary course of business and are not subject to any material refund or adjustment or any defense, right of setoff, assignment, restriction, security interest, or other Lien. There are no disputes regarding the collectability of any such accounts receivable.

Section 3.14.         Employee Matters. Except as set forth on Section 3.14 of the Disclosure Schedule, the Seller does not have, and has never had, any individuals classified as employees, leased employees, or temporary employees, either employed directly or through a joint employment relationship, and the Seller does not have any Liabilities with respect to any employee or any other individual (including any independent contractor, contractor worker, leased employee, or temporary employee) that has performed work at, or in connection with, the Seller. The Seller is and at all times has been in compliance, in all material respects, with all applicable Laws, orders, or Contracts respecting independent contractor classification, terms and conditions of consultancy, immigration control, and occupational safety and health. There are no Actions against the Seller pending or, to the Knowledge of the Seller, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the service of any current or former consultant or independent contractor of the Seller. Each individual that is providing, or has provided, services to the Seller has been properly classified by the Seller as an employee or independent contractor for all purposes under all applicable Laws. Section 3.14 of the Disclosure Schedules contains a list of all current consultants and independent contractors providing services to the Seller as of the Agreement Date and correctly reflects: (a) their start dates; (b) description of services; (c) contract rate or consulting fees; (d) any other compensation payable to them; and (e) notice and termination entitlements.

Section 3.15.         Employee Benefit Plans. Section 3.15 of the Disclosure Schedules contains a true, correct, and complete list of each Seller Benefit Plan. The Seller has made available to the Buyer a true, correct, and complete copy of each such Seller Benefit Plan. Each Seller Benefit Plan has been established, maintained, administered and operated in compliance with the Code, ERISA, and all other applicable Laws. No such Seller Benefit Plan is a pension plan subject to Title IV of ERISA, a qualified retirement plan under Section 401(a) of the Code, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), an arrangement providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or a similar state Law or a self-insured welfare benefit plan, and the Seller has no Liability, directly or indirectly, with respect to any such plans. The consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not constitute a triggering event under any Seller Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Section 280G of the Code), acceleration, vesting, or increase in benefits to any individual.

Section 3.16.         Compliance with Laws. Except as would not be material to the Business or the Purchased Assets, taken as a whole, the Seller has complied, and is now complying, with all Laws applicable to the ownership and use of the Purchased Assets.

Section 3.17.         Legal Proceedings. There is no Action of any nature pending or, to the Knowledge of the Seller, threatened against or by the Seller or, to the extent related to the Business, any of its Affiliates: (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement and the Transaction Agreements. To the Seller’s Knowledge, no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such Action.

Section 3.18.         Brokers’ Fees. Neither the Owner nor the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

Section 3.19.        Customers and Suppliers. Section 3.19 of the Disclosure Schedules lists the twenty (20) largest customers (each, a “Material Customer”) and twenty (20) largest suppliers of the Seller (each, a “Material Supplier”) for each of the twelve (12)-month period ended December 31, 2019, the twelve (12)-month period ended December 31, 2020, and the three (3)-month period ended March 31, 2021, and sets forth opposite the name of each such Material Customer and Material Supplier the approximate percentage and dollar amount of net sales and/or amounts paid by the Seller attributable to such Material Customer or Material Supplier for each such period. Since December 31, 2016, no Material Customer or Material Supplier has (a) terminated its relationship with the Seller or (b) given notice to the Seller terminating, or threatening to terminate, its relationship with the Seller (including an indication of nonrenewal by such Material Customer or Material Supplier upon the scheduled expiration of a Contract within the one-year period following the date hereof, in accordance with its terms) or to materially decrease the rate of purchasing from, or to, the Seller, whether as a result of the consummation of the transactions contemplated hereby or otherwise. To the Seller’s Knowledge, there are no facts or circumstances that exist that indicate that any Material Customer or Material Supplier of the Seller will materially decrease the rate of purchasing from, or to, the Seller, whether as a result of the consummation of the transactions contemplated hereby or otherwise, for the two-year period following the Closing. Since December 31, 2016, (i) no Material Customer or Material Supplier has materially and adversely modified or indicated that it intends to materially and adversely modify the terms of its relationship with the Seller or indicated that it will no longer do business on terms and conditions at least as favorable and (ii) the Seller is not involved in any material claim, dispute, or controversy with any such customer or supplier.

Section 3.20.         Affiliate Transactions.

(a)             Except as set forth on Section 3.20(a) of the Disclosure Schedules, no Owner, equityholder, director, manager, officer, employee or agent of the Seller, Affiliate of any of the foregoing, or any other Person in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange and less than 3% of the stock of which is beneficially owned by any of such Persons) has any Contract or arrangement with the Seller or any interest in the Business or any Purchased Assets (other than this Agreement).

(b)             Except as set forth on Section 3.20(b) of the Disclosure Schedules, no Affiliate of any Seller or the Owner is a competitor of the Seller with respect to any of its businesses or serves as an officer or director, or in another similar capacity, of any Person whose business competes with the Seller.

Section 3.21.         International Trade.

(a)            Except as set forth on Section 3.21 of the Disclosure Schedules, the Seller operates, and has operated, in compliance in all material respects with all Trade Laws and Anti-Corruption Laws. The Seller has not received any written notice from a Governmental Body asserting any material violation of Trade Laws or Anti-Corruption Laws that has not been resolved.

(b)            No proceeding by any Governmental Body concerning the Seller is pending or, to the Knowledge of the Seller, threatened with respect to a violation by the Seller or its agents of any applicable Trade Laws or Anti-Corruption Laws.

(c)            None of the Seller’s directors, managers, or officers or, to the Seller’s Knowledge, any of its employees or agents (in each case acting on behalf of the Seller): (i) has provided, promised, or authorized the provision of any contribution, gift, entertainment, or other expenses relating to political activity, or any other money, property, or thing of value, directly or indirectly, to any official of a Governmental Body or any other Person acting in an official capacity, in order to (A) influence official action, (B) secure an improper advantage, or (C) encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer; (ii) has otherwise violated any Anti-Corruption laws; (iii) is a Sanctioned Person or has transacted any business, directly or indirectly, with any Sanctioned Person in violation of Sanctions; (iv) has otherwise violated any Sanctions; or (v) has violated any other Trade Laws.

Section 3.22.         Regulatory Compliance.

(a)            Except as set forth on Section 3.22(a) of the Disclosure Schedules, all Products currently being manufactured, tested, developed, processed, labeled, stored or distributed by, or on behalf of, the Seller, which are subject to the jurisdiction of the FDA, TTB, or any comparable Governmental Body, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed and promoted (including promotions on the website of the Seller) in compliance in all material respects with all applicable Regulatory Laws:

(i)            none of Products are, or have been, “adulterated” or “misbranded” within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act at the time such Products were sold by the Seller and none of the Products constituted an article prohibited from introduction into interstate commerce by the FDA at the time of its manufacture, distribution, delivery, or sale by the Seller;

(ii)           all of the operations of the Seller are and have been in compliance in all material respects with all applicable Regulatory Laws, including those related to recordkeeping, food safety, food additives, food contact substances, supplier verification, current good manufacturing practices, and food or alcohol labeling and advertising; and

(iii)          each Product has conformed in all respects to any promises or affirmations of fact made on the Product container or label or in any Product-related marketing, advertising, promotional, or similar materials and the Seller possesses appropriate certifications or scientifically reliable materials to substantiate all such claims.

(b)            The Seller has not received, nor is the Seller subject to, any administrative or regulatory action, warning or untitled letter, notice of violation letter, Form FDA-483, or other similar written notice or complaint or compliance or enforcement action from or by the FDA, TTB, or any comparable Governmental Body asserting that the testing, importation, manufacture, distribution, marketing, or sale of any Product is not in compliance with any applicable Regulatory Laws and, to Seller’s Knowledge, none of the foregoing is threatened. Furthermore, the Seller has made all material notifications, submissions, and reports required by the FDA, TTB, or any comparable Governmental Body.

(c)            Neither the Seller nor, to the Seller’s Knowledge, any of its suppliers has received notice of, or been subject to, any seizure, injunction, detention, refusal of admittance, civil penalty, criminal investigation or penalty, disqualification or debarment, in each case of the foregoing, relating to any of (A) the Products, (B) the components or ingredients in such Products or (C) the facilities of the Seller at which such Products are manufactured or stored.

(d)            No Product has been subject to any recall (as defined under 21 C.F.R. Part 7 or its equivalent in any other applicable jurisdictions) or any related seizure or detainment of such Product (each a “Product Event”). To the Seller’s Knowledge, there are no facts or circumstances reasonably likely to cause (i) a Product Event, (ii) a safety communication, or (iii) a termination, seizure, or suspension of marketing of any Product. No Action seeking the withdrawal, recall, suspension, import detention, or seizure of any Product is pending or, to Seller’s Knowledge, threatened.

Section 3.23.         Product Warranties. There are no express warranties outstanding with respect to any Products or any services rendered by the Seller in connection with the Business. Since January 1, 2017, there have been no (i) recalls of any Products or (ii) legal proceedings (whether completed or pending) seeking the recall, suspension, or seizure of any Products. Each Product that has been manufactured, sold, distributed, shipped, or licensed by the Seller since January 1, 2017 contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

Section 3.24.         Taxes. Except as set forth on Section 3.24 of the Disclosure Schedules, all income and other material Tax Returns required to have been filed by Seller in respect of, or in relation to, the Purchased Assets and the Business have been timely filed, and each such Tax Return is true, correct, and accurate in all material respects. All income and other material Taxes due and payable by the Seller in relation to the Purchased Assets and the Business, whether or not shown on any Tax Return, have been paid. The Seller has timely withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor, or other Third Person. The Seller has not been informed of the commencement or anticipated commencement of any Action with respect to Taxes or Tax Returns attributable to the Purchased Assets or the Business by any taxing authority. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Purchased Assets or the Business, which period (after giving effect to such extension or waiver) has not expired.

Section 3.25.            Real Property; Leases. The Seller does not own, and has never owned, any real property. Section 3.25 of the Disclosure Schedules sets forth all leases and subleases in effect on the date of this Agreement under which Seller leases real property (as either a tenant, subtenant, or lessor) (each, a “Seller Lease”). The Seller has made available to the Buyer copies of each Seller Lease, including copies of all revisions and amendments thereto. No default, by either the applicable lessee or the lessor, exists under any Seller Lease, and all payments of rent, operating expenses, and other sums due and payable under each Seller Lease is current. Each Seller Lease is in full force and effect in accordance with its respective terms. No Seller Lease is terminable because of the execution of this Agreement or the assignment of such Seller Lease in connection with the consummation of the transactions contemplated hereunder. The Seller has not received notice that the counterparty to any Seller Lease intends to cancel, terminate, or refuse to renew any Seller Lease or to exercise any option or other right under such Seller Lease.

Section 3.26.            Insurance. Section 3.26 of the Disclosure Schedules sets forth (a) a true, correct, and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the Business, the Purchased Assets, or the Assumed Liabilities (collectively, the “Insurance Policies”), and (b) with respect to the Business, the Purchased Assets, or the Assumed Liabilities, a list of all pending insurance claims and the claims history for Seller during the five year period prior to the Agreement Date. There are no claims related to the Business, the Purchased Assets, or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms, and (ii) have not been subject to any lapse in coverage. The Seller has not received any notice that it is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable laws and Contracts to which the Seller is a party or by which it is bound. True, correct, and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.27.          COVID-19.

(a)            Except as set forth on Section 3.27 of the Disclosure Schedules, since January 1, 2020, there has been no material impact (directly or indirectly) as a result of COVID-19 on: (i) the Business or (ii) on any of the Seller’s relationships with its customers, suppliers, vendors, landlords, or any Governmental Body having jurisdiction over the Seller.

(b)            The Seller has at all times during the COVID-19 pandemic operated in material compliance with the requirements of all applicable Laws, including any Laws enacted in response to COVID-19, including, without limitation, the CARES Act, the Families First Coronavirus Response Act, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Equal Pay Act, Fair Labor Standards Act, Family Medical Leave Act, National Labor Relations Act, the Occupational Safety and Health Act, and any foreign employment-related Laws applicable to the Seller. None of the Material Customers or Material Suppliers has changed, amended, or altered (or requested to alter) its relationship, contractual or otherwise, with the Seller as a result (directly or indirectly) of any COVID-19 Effect.

Section 3.28.          Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement, since December 31, 2020, (a) there has not been any fact, change, event, circumstance, or occurrence which has had, or would reasonably be expected to have, a material adverse effect on the Business, results of operations, financial condition, or assets of the Seller and (b) the Seller has conducted the Business in the ordinary course of business consistent with past practice. Since December 31, 2020, and except as set forth on Section 3.28 of the Disclosure Schedules, the Seller has not taken any action that, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of the covenants and restrictions set forth in Section 5.01.

Section 3.29.          Stock Consideration.

(a)            The Seller is receiving and will hold the Winc Preferred Shares solely for its own account and investment purposes and not with a view to resale or distribution thereof, in whole or in part, in violation of applicable federal or state securities Laws. The Seller does not have any agreement or arrangement, formal or informal, with any Person to sell or transfer all or any part of any of the Winc Preferred Shares and the Seller does not have any plans to enter into any such agreement or arrangement. The Seller is an “accredited investor” as defined in Regulation D under the Securities Act, and is able to bear the economic risk of holding the Winc Preferred Shares for an indefinite period, and, individually or with the Seller’s advisors, has knowledge and experience in financial and business matters such that the Seller is capable of evaluating the risks of the investment in the Winc Preferred Shares.

(b)            The Seller understands and acknowledges that the Winc Preferred Shares have not been registered under the Securities Act or any applicable state securities Laws and the Seller understands that the issuance and sale of the Winc Preferred Shares is intended to be exempt from the registration requirements of the Securities Act, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, based, in part, upon the representations, warranties, and agreements of the Seller contained in this Agreement.

(c)            The Seller understands that no public market now exists for any of the Winc Preferred Shares and that no assurance have been made that a public market will ever exist for such securities.

(d)            The Seller confirms that it has had the opportunity to ask questions of the officers and management employees of Winc and to acquire such additional material information about the business and financial condition of Winc as the Seller has requested, and all such material information has been received.

(e)            The Seller understands and acknowledges that the certificates representing the Winc Preferred Shares, and any securities issued in respect of, or exchange for, the Winc Preferred Shares, may bear one or all of the following legends:

(i)            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE NOT BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933;

(ii)           any legend set forth in, or required by, the Preferred Financing Documents; and

(iii)          any legend required by the securities Laws of any state, to the extent that such Laws are applicable to the shares represented by the certificate so legended.

Section 3.30.          Full Disclosure. The representations and warranties of the Seller contained in this Article III, as modified by the Disclosure Schedules, do not: (a) contain any representation, warranty, or information that is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make the representations, warranties, and information contained herein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller, as of the Agreement Date and as of the Closing Date, or, if expressly made as of a specified date, as of such specified date, as follows:

Section 4.01.          Organization; Good Standing. The Buyer is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of California and is a wholly-owned subsidiary of Winc.

Section 4.02.          Power and Authority. The Buyer has all requisite right, power, and authority to execute, deliver, and perform this Agreement and the Transaction Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Agreements by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly approved by the Buyer, and no further action is required on the part of the Buyer to authorize this Agreement, any Transaction Agreement to which it is a party, or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Agreements will be, duly and validly executed and delivered by the Buyer and, assuming the due and valid authorization, execution, and delivery of this Agreement by the other Parties, and of each such Transaction Agreements by the other parties thereto, constitutes, or will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms and conditions, subject to Equitable Exceptions.

Section 4.03.          No Conflicts. The execution and delivery by the Buyer of this Agreement and each of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to an additional payment obligation, a right of termination, cancellation, modification, or acceleration of, any obligation, or loss of any benefit under: (a) any provision of the Buyer’s Organizational Documents; (b) any Contract to which the Buyer is party; or (c) any Law applicable to the Buyer.

Section 4.04.          Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.05.          Sufficient Funds. The Buyer has, and will have at the Closing, sufficient funds available to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.06.          Legal Proceedings. There is no Action of any nature pending or, to the Knowledge of the Buyer, threatened against the Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement and the Transaction Agreements. To the Buyer’s knowledge, no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such Action.

Section 4.07.          Capitalization. Section 4.07 of the Disclosure Schedules sets forth the capitalization of Winc as of immediately prior to the Closing (excluding the identity of the holders of Winc’s securities).

Section 4.08.          Valid Issuance of Securities. The Winc Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Preferred Financing Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Seller. Based in part upon the representations of the Seller in Section 3 of this Agreement, the Winc Preferred Shares will be issued in compliance with the Securities Act and all applicable securities laws. The Common Stock issuable upon conversion of the Winc Preferred Shares has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Ninth Amended and Restated Certificate of Incorporation of Winc, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Preferred Financing Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Seller. The sale of the Winc Preferred Shares is not, and the subsequent conversion of the Winc Preferred Shares will not be, subject to any preemptive rights, rights of first refusal or similar rights which have not been properly waived or complied with.

Article V
COVENANTS

Section 5.01.          Conduct of the Business. During the period from the Agreement Date to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 8.01 (the “Interim Period”), the Seller shall, and the Owner shall cause the Seller to (a) carry on the Business in the ordinary course, consistent with past practice, (b) consult with Buyer on an ongoing basis regarding any activities of the Seller related to the Business that would impair, or are likely to impair, the value or use of the Purchased Assets, (c) maintain the Purchased Assets consistent with the Seller’s past practices, and (d) to the extent consistent with the Business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Business and preserve the Seller’s relationships with customers, suppliers, distributors, and others having dealings with it that are related to the Business. Without limiting the generality of the foregoing, the Seller will not, except as approved in writing by Buyer:

(a)            enter into, terminate, or amend or otherwise change the terms of any Contracts, arrangements, plans, agreements, leases, licenses, permits, authorizations, or commitments, except for the entrance into customer Contracts in the ordinary course of the business, consistent with past practice;

(b)            lease, mortgage, pledge, or encumber any Purchased Assets or transfer, sell, or dispose of any Purchased Assets, other than sales of inventory in the ordinary course of business;

(c)            cancel, release, or assign any claim related to the Business;

(d)            bring or settle any Action related to the Business that would affect the value of the Purchased Assets;

(e)            grant or issue any equity securities of, or equity rights, in the Seller;

(f)            incur, assume, or guarantee any Indebtedness;

(g)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(h)            enter into any acquisition agreement or agreement to acquire by equity purchase, merger, consolidation, or otherwise, or agreement to acquire a substantial portion of the assets of, (in each case, in a single transaction or series of related transactions) any business or material properties or assets of any other Person;

(i)            make any material change in the operations or policies with respect to selling Products or services, accounting for such sales, cash management practices, or any method of accounting or accounting policies;

(j)            enter into commitments for capital expenditures; or

(k)            knowingly take any action that would, or is reasonably likely to, (i) make any representation or warranty of the Seller contained in this Agreement inaccurate, (ii) result in any of the conditions in Article VI not being satisfied, or (iii) impair the ability of the Seller to consummate the transactions in accordance with the terms of this Agreement.

Section 5.02.          Access to Properties and Records. The Seller will, subject to applicable Law, afford the Buyer and its representatives, reasonable on-site access during normal business hours or remote access, as applicable, during the Interim Period to (i) the Seller’s properties, books, Contracts, commitments, communications, and records related to the Business, and (ii) all other information concerning the Business, properties, and personnel of Seller, as the Buyer may reasonably request.

Section 5.03.          Restricted Transfers. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Body), would constitute a breach or other contravention thereof or a violation of any Law or order (each, a “Restricted Transfer”). If, on the Closing Date, any such attempted transfer or assignment would be a Restricted Transfer or otherwise would be ineffective, the Seller and the Buyer will cooperate in a mutually agreeable arrangement under which, for up to three (3) months following Closing, (a) the Buyer would obtain the benefits and assume the obligations and bear the economic burdens associated with such Purchased Asset, claim, right or benefit in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by the Seller subcontracting, sublicensing or subleasing such Purchased Asset to the Buyer or (b) the Seller would enforce for the benefit (and at the expense) of the Buyer any and all of the Seller’s rights, claims or benefits against a third party associated with such Purchased Asset, and the Seller would promptly pay to the Buyer when received all monies received by it under any such Purchased Asset, claim, right or benefit (net of the Seller’s expenses incurred in connection with any assignment or other performance contemplated by this Section 5.03).

Section 5.04.          Appropriate Actions.

(a)            General. Each of the Parties shall use commercially reasonable efforts to take all actions necessary to consummate the transactions contemplated by this Agreement as soon as reasonably practicable after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(b)            Third-party Consents. Each of the Parties shall use commercially reasonable efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, any and all consents, approvals, and authorizations of any Third Party, including, without limitation, any Governmental Body, required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties in obtaining all such consents, approvals, and authorizations.

(c)            Notice of Adverse Developments. During the Interim Period, each Party shall give prompt written notice to the other Parties of the discovery by such Party of any fact, event, or action, the occurrence of which would make satisfaction of any of the conditions set forth in Article VI impossible or unlikely. No notice given pursuant to this Section 5.04(c) shall have any curative effect on the representations, warranties, covenants, or agreements contained in this Agreement, including for purposes of indemnification, termination rights, or for determining satisfaction of any condition contained herein.

Section 5.05.          No Solicitation of Transactions. During the Interim Period, the Seller shall not, directly or indirectly, through any Person acting on its behalf or otherwise, initiate, solicit, or encourage (including by way of furnishing information or assistance) or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent, or other similar agreement with any Person other than the Buyer with respect to a sale of all or any substantial portion of the Business or the assets of the Seller, or a merger, consolidation, business combination, sale of any of the equity interests of the Seller, or the liquidation or similar extraordinary transaction with respect to the Seller, or, except in the ordinary course of business, incur any Indebtedness or any Liens. The Seller hereby acknowledges that, as of the Agreement Date, it is not engaged in ongoing discussions or negotiations with any party other than the Buyer with respect to any of the foregoing. The Seller will promptly notify the Buyer, in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any of the foregoing, with such notification including the identity of the Third Party with whom such discussions or negotiations are sought and the terms of any such inquiry or proposal received in respect of the foregoing.

Section 5.06.          Non-Competition and Non-Solicitation.

(a)            From the Closing Date until three (3) years thereafter (the “Restriction Period”), each of the Seller and the Owner shall not, and shall not permit their respective Affiliates to, directly or indirectly, (i) engage in, or assist others in engaging in, the Restricted Business; (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, lender, or consultant, except that the “beneficial ownership” by any such Person, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than one percent (1%) of the voting stock of any publicly-held corporation shall not constitute a violation of this Agreement; or (iii) cause, induce, or encourage any customer or supplier of the Buyer to terminate or adversely modify its relationship with the Buyer.

(b)            During the Restriction Period, each of the Seller and the Owner shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any Person who is employed by the Buyer or the Business, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)            Each of the Seller and the Owner shall, and shall cause their respective Affiliates to, from and after the Closing Date, keep the Confidential Information strictly confidential and shall not, and shall cause their respective Affiliates’ respective employees, officers, directors, managers, and agents not to, disclose (except as expressly permitted by this Agreement) any portion of the Confidential Information to any Person; provided, that, in the event that any Person subject to confidentiality under this Agreement is compelled by applicable Law (including by request for information or documents in any Action) to disclose any Confidential Information, the Person compelled to make disclosure shall promptly notify (unless prohibited by Law) the Buyer in writing of such requirement, so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Agreement applicable to such portion of the Confidential Information. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is legally required to disclose any Confidential Information, such Person may disclose only that portion of such Confidential Information that such Person is required to disclose; provided, however, that such Person shall use its reasonable best efforts to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information.

(d)            Each of the Seller and the Owner shall not, and shall cause their respective Affiliates not to, directly or indirectly, disparage the Business, the Buyer, or any of its Affiliates in any way that adversely and substantially impacts the goodwill, reputation, or business relationships of the Business, the Buyer, or any of its Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, or employees.

(e)            Each of the Seller and the Owner acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by the Seller or the Owner of any of the Seller’s or the Owner’s obligations under this Section 5.06, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)            Each of the Seller and the Owner acknowledges that the restrictions contained in this Section 5.06 (i) are directly related to the amount that the Buyer is willing to pay for the Purchased Assets, (ii) are reasonable and necessary to protect the legitimate interests of the Buyer, and (iii) constitute a material inducement to the Buyer to enter into this Agreement and consummate transactions contemplated hereby.

(g)            Each of the Seller and the Owner, as applicable, shall without undue delay fulfill all requirements, including payment of Tax amounts due pursuant to any voluntary disclosure agreement or otherwise, to finally resolve with the applicable taxing authorities all New Jersey corporation business Tax and California personal income Tax amounts that have not been timely paid, including with respect to any withholding obligations related to such Tax amounts.  Each of the Seller and the Owner shall timely fulfill all Tax obligations imposed on Seller and on Owner, as the case may be, by California and New Jersey Laws with respect to the transactions contemplated by this Agreement.

Section 5.07.          Enforcement of Termination Fees. Without the prior written consent of the Seller or Owner, the Buyer shall not, and shall cause its Affiliates not to, enforce any breakup or termination fee, payment, or penalty under any of the Contracts set forth on Section 5.07 of the Disclosure Schedules (collectively, the “Termination Fee Agreements”), unless, with respect to any such Termination Fee Agreement, the counterparty thereto agrees to any such provision in connection with any renewal or modification of such Termination Fee Agreement.

Article VI
CLOSING

Section 6.01.          Closing. Subject to the satisfaction or waiver of the conditions precedent specified in this Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of K&L Gates LLP, 1 Park Plaza, 12th Floor, Irvine, California 92614, at 10:00 a.m., Pacific time, as soon as practicable on or after the execution and delivery of this Agreement, but, in any event, no later than two (2) Business Days following the satisfaction or waiver of the conditions precedent specified in this Article VI or at such other time, date, and place as the Parties may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” The Parties agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.

Section 6.02.          Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the Transaction Agreements are subject to the satisfaction (or written waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)            Accuracy of the Representations. Other than the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.07, and Section 3.18, each of the representations and warranties made by the Seller and the Owner in this Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date), in each case, without giving effect to any materiality qualifications contained in such representations and warranties. The representations and warranties made by the Seller and the Owner in Section 3.01, Section 3.02, Section 3.03, Section 3.07, and Section 3.18 shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct in all respects as of such date).

(b)            Performance of Covenants. Each of the covenants and obligations set forth herein of which the Seller and/or the Owner are required to comply or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c)            Closing Deliverables. At or prior to the Closing, the Buyer shall have received the following: (i) a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Seller; (ii) an Intellectual Property assignment agreement substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”), duly executed by the Seller; (iii) an Intellectual Property assignment agreement in a form reasonably acceptable to the Buyer, duly executed by the Seller and Comex Consulting, S.L.; (iv) an Intellectual Property assignment agreement in a form reasonably acceptable to the Buyer, duly executed by the Seller and the Owner; (v) an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent; (vi) copies of all consents, approvals, waivers, and authorizations set forth in Section 3.04 of the Disclosure Schedules; (vii) to the extent applicable, duly executed payoff letters, UCC-3 termination statements, or other documents necessary to evidence the termination of all Liens in respect of the Purchased Assets; (viii) a certificate of non-foreign status, from the Seller, that complies with Treasury Regulation Section 1.1445-2(b)(2); (ix) the consulting agreement substantially in the form attached hereto as Exhibit F (the “Consulting Agreement”), duly executed by Comex Consulting, S.L.; (x) a personal goodwill sale agreement substantially in the form attached hereto as Exhibit G, duly executed by the Owner; (xi) a certificate, duly executed by an executive officer of the Seller, certifying that the Seller has complied with each of the conditions set forth in Section 6.02(a) and Section 6.02(b); (xii) duly executed sole source letters from the Persons set forth on Section 6.02(c)(xii) of the Disclosure Schedules; (xiii) a joinder agreement to the Preferred Financing Documents substantially in the form attached hereto as Exhibit H, duly executed by the Seller; (xiv) fully executed and valid state resale certificates for the State of New Jersey and the State of California; and (xv) such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

(d)            No Material Adverse Effect. There shall not have occurred a material adverse effect on the Business, results of operations, financial condition, or assets of the Seller, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have such a material adverse effect.

(e)            No Restraints. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereby that makes the Closing illegal.

Section 6.03.          Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement and the Transaction Agreements are subject to the satisfaction (or written waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(a)            Accuracy of the Representations. Other than the representations and warranties in Section 4.01, Section 4.02, and Section 4.04, each of the representations and warranties made by the Buyer in this Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date), in each case, without giving effect to any materiality qualifications contained in such representations and warranties. The representations and warranties made by the Buyer in Section 4.01, Section 4.02, and Section 4.04 shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct in all respects as of such date).

(b)            Performance of Covenants. Each of the covenants and obligations set forth herein of which the Buyer is required to comply or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c)            Closing Deliverables. At or prior to the Closing, the Seller and/or the Owner shall have received the following: (i) the Closing Cash Payment; (ii) the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer; (iii) the IP Assignment Agreement, duly executed by the Buyer; (iv) the Escrow Agreement, duly executed by the Buyer; (v) the Consulting Agreement, duly executed by the Buyer; (vi) the Personal Goodwill Sale Agreement, duly executed by the Buyer; (vii) a certificate, duly executed by an executive officer of the Buyer, certifying that the Buyer has complied with each of the conditions set forth in Section 6.03(a) and Section 6.03(b); and (v) a stock certificate representing all of the Winc Preferred Shares, duly executed by Winc.

(d)            No Material Adverse Effect. There shall not have occurred a material adverse effect on the business, results of operations, financial condition, or assets of the Buyer, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have such a material adverse effect.

(e)            No Restraints. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereby that makes the Closing illegal.

Article VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.01.          Survival of Representations and Warranties. All of the representations and warranties made in this Agreement, shall survive the Closing for a period of twenty-four (24) months following the Closing Date (the “General Survival Date”), at which point such representations and warranties shall terminate and be of no further force and effect thereafter; provided, that, the representations and warranties contained in Section 3.01 (Organization; Good Standing), Section 3.02 (Power and Authority), Section 3.03 (Title to, and Sufficiency of, the Purchased Assets), Section 3.07 (Intellectual Property and Privacy), Section 3.18 (Brokers’ Fees), Section 4.01 (Organization; Good Standing), Section 4.02 (Power and Authority), and Section 4.04 (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims based upon, arising out of, or in connection with, fraud shall survive indefinitely. In addition, notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentences if written notice of the inaccuracy or breach thereof, giving rise to such right of indemnification, has been given to the Party, against whom such indemnification may be sought, prior to such time and such representations and warranties shall survive until such claim for indemnification is finally adjudicated and resolved.

Section 7.02.          Indemnification by the Seller. Subject to the limitations set forth in this Article VII, each of the Seller and the Owner, jointly and severally (the “Seller Indemnifying Parties”), agrees to indemnify and hold harmless the Buyer, including its shareholders, members, directors, managers, officers, employees, Affiliates, and agents (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”), against all claims, losses, Liabilities, damages, deficiencies, diminutions in value, costs, interest, awards, judgments, penalties, and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing (each, a “Loss” and, collectively, the “Losses”) paid, suffered, incurred, sustained, or accrued by any Buyer Indemnified Party, directly or indirectly, as a result of, arising out of, or in connection with: (a) any inaccuracy in, or breach of, any of the representations or warranties of the Seller and the Owner contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller and/or the Owner pursuant to this Agreement, (c) any Excluded Asset or any Excluded Liability, (d) fraud by the Seller and/or Owner, (e) misclassification of any Seller employees and/or independent contractors, (f) any Excluded Taxes of the Seller, and/or (g) any violation, investigation, or enforcement proceeding under the Laws and regulations administered by U.S. Customs and Border Protection, including Laws requiring accurate entry declarations and payment of duties for imported merchandise, pertaining to merchandise imported by or for the Seller, during the period ending on or before the Closing Date.

Section 7.03.          Indemnification by the Buyer. Subject to the limitations set forth in this Article VII, the Buyer agrees to indemnify and hold harmless the Seller, including its shareholders, members, directors, managers, officers, employees, Affiliates, and agents (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), against all Losses paid, suffered, incurred, sustained, or accrued by any Seller Indemnified Party, directly or indirectly, as a result of, arising out of, or in connection with: (a) any inaccuracy in, or breach of, any of the representations or warranties of the Buyer contained in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement, (c) the failure to provide proper notice under any Contract scheduled on Section 3.04 of the Disclosure Schedules of the assignment of such Contract, and/or (d) fraud by the Buyer.

Section 7.04.          Indemnification Procedures.

(a)            Promptly following receipt by an Indemnified Party of notice by a Third Party (including any Governmental Body) of any complaint, dispute, or claim or the commencement of any audit, investigation, Action, or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-party Claim”), such Indemnified Party shall provide written notice thereof to the Indemnifying Party, provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability hereunder with respect to such Third-party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third-party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, assuming full responsibility for any Losses resulting from such Third-party Claim, to assume the defense of such Third-party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third-party Claim relates to, or arises in connection with, any criminal, civil, or administrative action, investigation, or other proceeding instituted by a Governmental Body, (ii) a conflict of interest exists between the Indemnifying Party and the Indemnified Party, (iii) such Third-party Claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) the amount in controversy under such Third-party Claim is greater than seventy-five percent (75%) of the remaining balance in the Indemnification Escrow Account or is otherwise greater than seventy-five percent (75%) of the amount that the Indemnifying Party would be required to pay to the Indemnified Party pursuant to the indemnification provisions set forth in this Article VII. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)            No Indemnified Party may settle or compromise any Third-party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third-party Claim or (ii) such settlement, compromise, or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all Liability arising out of, or related to, such Third-party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld or delayed), settle or compromise any Third-party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise, or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees, and Affiliates from all Liability arising out of, or related to, such Third-party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment, or term that in any manner affects, restrains, or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)            In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (each, a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 7.04(c), it being understood that any Notice of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.01. The Indemnifying Party shall reply to the Indemnified Party within thirty (30) days of receipt of the Notice of Claim, and such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to such Direct Claim as determined hereunder. Notwithstanding anything to the contrary contained herein, if the Parties are unable to settle such dispute within such thirty (30)-day period or if the Indemnifying Party fails to timely respond, then the Indemnified Party may commence suit to enforce its right to indemnification with respect to such claim(s), subject to Sections 10.13-10.15.

Section 7.05.          Indemnity Cap. The aggregate Losses of the Seller Indemnifying Parties, pursuant to Section 7.02(a), shall not exceed one million dollars ($1,000,000) (the “Indemnity Cap”), other than with respect to Losses arising out of (a) fraud or willful misconduct or (b) breaches of any Fundamental Representations. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate Losses of the Seller Indemnifying Parties exceed the sum of (i) the Total Proceeds and (ii) the amount payable under the Personal Goodwill Sale Agreement.

Section 7.06.          Indemnity Basket. Notwithstanding anything contained herein to the contrary, the Buyer shall not be entitled to indemnification under the provisions of Section 7.02(a), unless and until the aggregate amount of all Losses subject to indemnification by the Seller Indemnifying Parties exceeds forty thousand dollars ($40,000.00) (the “Basket”), in which event the Seller Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar.

Section 7.07.          Manner of Payment. With respect to Losses incurred for which indemnification is available pursuant to Section 7.02, the Buyer (on behalf of the applicable Buyer Indemnified Party) shall have the right, at its sole option, to (x) recover any Losses incurred for which indemnification is available pursuant to Section 7.02 from the Indemnification Escrow Amount, (y) set off an amount equal to the amount of such Losses against any Performance Earn-Out Amounts owed or payable, or that may become owed or payable, to the Seller pursuant to Section 2.06; provided, however, that, such Losses must have been finally determined pursuant to this Article VII for the Buyer to offset against any Performance Earn-Out Amounts owed or payable, and (z) recover such Losses directly from the Seller and/or Owner.

Section 7.08.          Release of Indemnification Escrow Funds. Within five (5) Business Days following the General Survival Date, the Buyer and the Seller shall jointly direct the Escrow Agent to pay to the Seller the Initial Indemnity Release Amount. For purposes hereof, the “Initial Indemnity Release Amount” means an amount equal to (A) the then-remaining Indemnification Escrow Amount, less (B) any portion of the Indemnification Escrow Amount subject to a claim for indemnification pursuant to a claim notice given by a Buyer Indemnified Party that has been submitted on or prior to the General Survival Date (each, an “Outstanding Claim”), which portion shall continue to be retained until final settlement between the Buyer Indemnified Party and the Seller or final non-appealable resolution of all such Outstanding Claims (and thereafter released in accordance with the terms of such settlement or resolution).

Section 7.09.          Materiality Qualifiers. For purposes of determining (a) the amount of any Losses arising from a breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Article VII or (b) whether a breach of any representation or warranty of any Indemnified Party exists for purposes of this Article VII, the terms “material,” “material adverse effect,” “in all material respects,” and words of similar import shall be disregarded and given no effect.

Section 7.10.          Exclusive Remedy. The rights and remedies provided in this Article VII will provide the exclusive legal remedy for the matters covered by this Article VII, except for claims based upon fraud, willful misconduct or intentional misrepresentation. Notwithstanding the foregoing, this Article IX will not affect any remedy any Party may have under any other Transaction Agreement or any equitable remedy available to any Party.

Section 7.11.          Recovery Limitation. Notwithstanding anything in this Agreement to the contrary, in no event shall the Indemnifying Party be liable to the Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent owed to a third party with respect to a Third-party Claim or arising from a breach of any of the negative covenants set forth in Section 5.06.

Section 7.12.          Tax Treatment. Any payment made pursuant to this Article VII shall be treated by the Parties for U.S. federal Income Tax and other applicable Tax purposes, unless otherwise required by applicable Law, as an adjustment to the cash proceeds received by Seller pursuant to this Agreement (and, as applicable, by the Owner pursuant to the Personal Goodwill Sale Agreement).

Article VIII
TERMINATION

Section 8.01.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the written consent of the Parties;

(b)            by any Party upon written notice to the other Parties in the event that there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or any Governmental Body shall have issued an order restraining or enjoining the transactions contemplated by this Agreement and such order shall have become final and non-appealable;

(c)            by written notice from the Buyer to the Seller (provided that the Buyer is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement), if there has been a breach of any representation, warranty, covenant, or agreement by the Seller, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 6.02(a) and Section 6.02(b) would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Buyer to the Seller and (ii) the Expiration Date;

(d)            by written notice from the Seller to the Buyer (provided that the Seller is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement), if there has been a breach of any representation, warranty, covenant, or agreement by the Buyer, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 6.03(a) and Section 6.03(b) would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Seller to the Buyer and (ii) the Expiration Date; or

(e)            by any Party upon written notice to the other Parties if the Closing fails to occur by August 31, 2021 (the “Expiration Date”), for any reason whatsoever, unless such failure shall be due to the failure of such Party to perform or comply with any of it covenants or agreements hereunder.

Section 8.02.          Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except that (a) the provisions of this Section 8.02 and Article X shall survive the termination of this Agreement, and (b) nothing herein shall relieve a Party from Liability for any intentional breach of any provision of this Agreement occurring prior to the time of such termination.

Article IX
Taxes

Section 9.01.          In the case of the amount of property Taxes and other similar Taxes imposed on a periodic basis (“Property Taxes”), the amount that is attributable to the portion of the Straddle Period ending on the Closing Date shall be deemed to equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 9.02.          Transfer Taxes. The Buyer and the Seller shall be equally responsible for the aggregate amount of any and all transfer, sales, value-added, use, gross receipts, registration, stamp duty, excise, or similar Taxes that may be payable in connection with the sale or purchase of the Purchased Assets (the “Transfer Taxes”). Each such Transfer Tax shall be paid when due by the Party on whom such Transfer Tax is imposed, and such Party shall be promptly reimbursed for the other Party’s share thereof after providing the other Party with evidence of such payment. Following the Closing, the Parties shall cooperate to secure full exemption for Transfer Taxes with respect to any inventory purchased hereunder.

Article X
MISCELLANEOUS

Section 10.01.        Entire Agreement. This Agreement and the Transaction Agreements (including the exhibits hereto and thereto and the documents referred to therein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.02.        No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under, or by reason of, this Agreement.

Section 10.03.        Amendment. This Agreement may be amended with the written consent of each of the Parties or any successor thereto by execution of an instrument in writing.

Section 10.04.        Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to, or demand on, one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Transaction Agreements.

Section 10.05.        Notices. All notices and other communications required or permitted hereunder shall be (a) in writing, (b) effective when given, and (c), in any event, deemed to be given upon receipt or, if earlier: (i) upon delivery, if delivered by hand; (ii) two (2) Business Days after deposit with FedEx Express or similar recognized international overnight courier service, freight prepaid; or (iii) one (1) Business Day after facsimile or electronic mail transmission.

If to the Buyer, addressed to:

BWSC, LLC
12405 Venice Blvd., #1
Los Angeles, CA 90066
Email: matt.thelen@winc.com

Attention: Matt Thelen, Chief Strategy Officer and General Counsel

With a copy (which shall not constitute notice), addressed to:

K&L Gates LLP
1 Park Plaza, 12th Floor
Irvine, California 92614
Email: Goody.Agahi@klgates.com
Attention: Goodarz T. Agahi, Esq.

If to the Seller and/or the Owner, addressed to:

Natural Merchants, Inc.

560-A NE F ST #330

Grants Pass, OR 97526
Email: ed@naturalmerchants.com
Attention: Edward Field

With a copy (which shall not constitute notice), addressed to:

Robert Weinberger Law PC

1340 E. 6th Street, Suite 603

Los Angeles, CA 90021
Email: bobby@rkweinbergerlaw.com
Attention: Robert K. Weinberger, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties advance written notice pursuant to the provisions above.

Section 10.06.        Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties named herein and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations of the Seller or the Owner hereunder shall be assigned by such Party without the prior written consent of the Buyer. The Buyer may assign this Agreement or its rights or obligations hereunder (a) to any of its direct or indirect subsidiaries, or (b) after the Closing, to any Third Party; provided, however, that in the case of each of the foregoing clauses (a) and (b), no such assignment shall relieve the Buyer of its obligations to the other Parties hereunder. This Agreement will be binding upon any permitted assignee of any Party. No assignment shall have the effect of relieving any Party to this Agreement of any of its obligations hereunder.

Section 10.07.        Public Disclosure. Except as may be required by Law, neither the Owner nor the Seller shall issue any statement or communication to any Third Party (other than its respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the Buyer. The Buyer may issue any statement or communication to any Third Party regarding the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller; provided, that, the Buyer shall consult with the Seller prior to the issuance of any such statement or communication and shall consider in good faith any comments made by the Seller to such statement or communication.

Section 10.08.        Expenses and Fees. Whether or not the Closing occurs, all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of Third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 10.09.        Name Change. Within three (3) Business Days following the Closing Date, the Seller shall change its corporate name and remove any reference to the name “Natural Merchants, Inc.” or any other trade name used by the Seller in the conduct or operation of the Business, in each case to a name or reference that, in the sole and absolute opinion of the Buyer, is not likely to result in confusion with the Seller. As promptly as practicable following the Closing, the Seller shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Buyer, at or as soon as practicable following the Closing, to use the current corporate name of the Seller, should it so choose, the Seller shall, at or prior to the Closing, execute and deliver to the Buyer all consents related to such change of name as may be reasonably requested by the Buyer, and shall otherwise cooperate with the Buyer.

Section 10.10.        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled hereunder, at Law or in equity.

Section 10.11.        Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) the sections in the Disclosure Schedules shall correspond to the numbering set forth in this Agreement; (b) each item disclosed in the Disclosure Schedules on a particular section shall be deemed to be disclosed on other sections only to the extent that the relevance of such disclosure to another section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or cross reference thereto (it being understood that no such deemed incorporation will be attributed to Section 3.12 of the Disclosure Schedules); (c) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality; (d) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; (e) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, Law or any possible infringement on the right of a Third Party shall be construed as an admission or indication that any such breach, violation or infringement exists or has actually occurred; and (f) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

Section 10.12.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, electronic mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13.        Governing Law. This Agreement shall in all respects be construed in accordance with, and governed by, the Laws of the State of Delaware without regard to conflict of Laws principles.

Section 10.14.        Submission to Jurisdiction. Any Action arising out of, or based upon, this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the District of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

Section 10.15.        Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.16.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.17.        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.18.        Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof, (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof, (b) the word “including” means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders, (e) references to a Person are also to its permitted successors and permitted assigns, (f) references to Schedules shall mean one of the disclosure schedules constituting the Disclosure Schedules, (g) any reference to any specific Governmental Body shall be deemed to include any successor thereto, (h) any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP, (i) the phrase “to the extent” means the degree to which a thing extends (rather than “if”), and (j) the word “or” shall be disjunctive but not exclusive. References to “$” or “dollars” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim, or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim, or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination. References to “made available to the Buyer” shall mean information contained in the Natural Merchants DD data room hosted by Google Drive no later than two (2) Business Days prior to the Agreement Date. Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments or other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement). Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 10.19.        Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases, and instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Parties (including (a) transferring back to the Seller or its designees each Excluded Asset and any asset or Liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or Liability was transferred to the Buyer at the Closing and (b) transferring to the Buyer (and having the Buyer assume) any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to the Buyer at the Closing).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

“Buyer”

BWSC, LLC,
a California limited liability company

By: Winc, Inc., a Delaware corporation, its Sole Member

By:	/s/ Geoffrey McFarlane
Name: Geoffrey McFarlane
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

“SELLER”

NATURAL MERCHANTS, INC.,
an Oregon corporation

By:	/s/ Edward Field
Name: Edward Field
Title: President

“Owner”

/s/ Edward Field
Edward Field

Signature Page to Asset Purchase Agreement

EXHIBIT A

DISCLOSURE SCHEDULES

EXHIBIT B

NWC EXAMPLE

EXHIBIT C

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D

FORM OF IP ASSIGNMENT AGREEMENT

EXHIBIT E

ESCROW AGREEMENT

EXHIBIT F

FORM OF CONSULTING AGREEMENT

EXHIBIT G

PERSONAL GOODWILL SALE AGREEMENT

EXHIBIT H

JOINDER AGREEMENT